Exhibit 99.2

For Release: January 26, 2011

Contact: Lisa Razo, Merchants Bank, at (802) 865-1838

Merchants Bancshares, Inc. Announces Record 2010 Results

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $15.46 million, or diluted earnings per share of $2.51 for the year ended December 31, 2010. Earnings for the fourth quarter of 2010 were $2.54 million, or diluted earnings per share of $0.41. This compares with net income of $3.80 million and $12.48 million, or diluted earnings per share of $0.62 and $2.04, for the quarter and year ended December 31, 2009.

The return on average assets was 0.68% and 1.07% for the quarter and year ended December 31, 2010, respectively, compared to 1.07% and 0.91% for the same periods in 2009. The return on average equity was 10.31% and 16.18% for the quarter and year ended December 31, 2010, respectively, compared to 16.77% and 14.73% for the same periods in 2009. “We are very pleased to report record earnings for 2010. Our strong performance leaves us well positioned for 2011,” commented Michael R. Tuttle, Merchants’ President and Chief Executive Officer.

Merchants’ earnings for the fourth quarter of 2010 were negatively impacted by the prepayment of a total of $46.50 million in long term debt during the fourth quarter with a weighted average maturity of just over two years and a weighted average interest rate of 3.74%. Prepayment penalties incurred in conjunction with the payment totaled $3.07 million; Merchants expects to save $1.74 million in interest expense during 2011 as a result of the prepayment. At the same time, Merchants earnings for the fourth quarter were positively impacted by a negative provision for credit losses of $1.95 million, a result of improved asset quality combined with net recoveries during the fourth quarter of previously charged off loans totaling $2.08 million.

Merchants’ taxable equivalent net interest income for the fourth quarter of 2010 was $12.22 million, and was $50.35 million for the year ended December 31, 2010, compared to $12.83 million for the fourth quarter of 2009 and $50.38 million for the year ended December 31, 2009. Merchants’ taxable equivalent net interest margin decreased 33 basis points during the fourth quarter of 2010 to 3.37% from 3.70% for the third quarter of 2010, and decreased by 38 basis points when compared to the fourth quarter of 2009. The margin decreased by fifteen basis points for 2010 to 3.65% from 3.80% for 2009. One of the most significant drivers of the decrease in margin during 2010 is reduced yield on the investment portfolio. Merchants’ investment portfolio yield has come under pressure as a result of the pervasive low interest rate environment, decreasing 155 basis points to 3.24% during 2010. Over 80% of Merchants’ investment portfolio is in mortgage related product which experienced very high prepayment rates during the fourth quarter of 2010, resulting in increased cash flow that was reinvested at current, lower rates. Merchants expects that the margin for 2011 will be positively impacted by the long term debt prepayment mentioned previously.

“Net interest income continues to experience significant pressure in the current environment. The low yields available for reinvestment of cash flows from the investment portfolio dictate that we need to increase the size of our loan book if we are to increase our net interest income. We have added resources to the lending area and have experienced increased demand during the fourth quarter of this year, which we expect to carry over to the first quarter of next year,” commented Mr. Tuttle.

The provision for credit losses for 2010 was a negative $1.75 million compared to $4.10 million for 2009. The negative provision for 2010 was a result of net recoveries of previously charged off loans during 2010 totaling $802 thousand combined with improved asset quality during 2010. Merchants’ non-performing loans decreased to $4.10 million at December 31, 2010 from $14.48 million at December 31, 2009.

“Asset quality remained very strong as of December 31, 2010. The improved quality for the entire loan portfolio was one of our major accomplishments during 2010,” commented Mr. Tuttle.

Merchants’ quarterly average loans were $905.05 million, a decrease of $15.80 million from the fourth quarter of 2009, and ending balances at December 31, 2010 were $910.79 million, $7.74 million lower than ending balances at December 31, 2009. Loan demand remained weak during most of 2010 with many borrowers choosing to pay down existing obligations instead of taking on additional debt in the uncertain economic environment.

The following table summarizes the components of Merchants’ loan portfolio as of the periods indicated:

(In thousands)	December 31, 2010	September 30, 2010	December 31, 2009
Commercial, financial and agricultural loans	$ 112,514	$ 100,638	$ 113,980
Municipal loans	72,261	71,822	44,753
Real estate loans - residential	422,981	428,260	435,273
Real estate loans - commercial	279,896	279,885	290,737
Real estate loans - construction	16,420	17,600	25,146
Installment loans	6,284	7,507	7,711
All other loans	438	1,194	938
Total loans	$ 910,794	$ 906,906	$ 918,538

Merchants’ investment portfolio totaled $466.76 million at December 31, 2010, an increase of $57.95 million from December 31, 2009 ending balance of $408.81 million. Merchants worked to redeploy excess cash into the investment portfolio during 2010, but found it challenging to find high quality investments at an acceptable yield in the low interest rate environment that existed throughout 2010. Merchants purchased bonds with a total par value of $354.23 million during 2010, all of which were agency backed paper. Merchants also selectively sold bonds during 2010, selling bonds with a total par value of $56.16 million for a net gain of $2.08 million.

Total deposits ended the year at $1.09 billion, an increase of $48.88 million from year end balances of $1.04 billion. Average balances for the fourth quarter of 2010 were $1.08 billion, an increase of $42.84 million from fourth quarter 2009 average balances of $1.04 billion. Demand deposits have shown solid growth during 2010, increasing by $21.67 million to $141.41 million at December 31, 2010 from $119.74 million at December 31, 2009. Deposits have continued to migrate away from time deposit categories during 2010. Time deposits as a percentage of total deposits have decreased from 37.8% at December 31 2009 to 33.5% at the December 31, 2010. Merchants experienced strong growth in government and business banking during 2010, while also adding relationships across all business lines. Short-term retail repo balances ended 2010 at $224.69 million, a $46.38 million increase over 2009 ending short-term retail repo balances.

Total noninterest income decreased to $2.54 million for the fourth quarter of 2010 from $3.38 million for the same period in 2009; and increased to $11.63 million for 2010 from $10.32 million for 2009. Excluding net gains (losses) on security sales and other than temporary impairment losses, noninterest income increased to $2.36 million and $9.72 million for the quarter and year ended December 31, 2010, respectively, compared to $2.22 million and $9.10 million for the same periods in 2009. Income from Merchants’ Trust Company division increased to $573 thousand and $2.16 million for the quarter and year ended December 31, 2010, respectively, compared to $469 thousand and $1.72 million for the same periods in 2009, a result of a combination of increased sales and improved market performance. Revenue related to service charges on deposits decreased to $1.08 million and $4.93 million for the quarter and year ended December 31, 2010, respectively, compared to $1.45 million and $5.67 million for the same periods in 2009. These decreases are primarily a result of legislative changes restricting overdrafts that went into effect on August 15, 2010. Net overdraft fee revenue decreased to $858 thousand and $4.05 million for the quarter and year ended December 31, 2010, respectively, compared to $1.22 million and $4.73 million for the same periods in 2009. At the same time Other noninterest income increased to $1.12 million and $4.30 million for the quarter and year ended December 31, 2010, respectively, from $875 thousand and $3.75 million for the same periods in 2009. This increase is primarily a result of increased net debit card income. The recently enacted Dodd-Frank bill authorizes the Federal Reserve Board to regulate debit card interchange fees; although the changes are aimed at large banks it is possible that all banks will be impacted. It is not possible to predict at this time what, if any, impact the changes will have on Merchants debit card revenue.

Total noninterest expense increased to $13.34 million from $10.42 million for the fourth quarter of 2010 compared to the same period in 2009; and increased to $42.43 million from $40.10 million for 2010 compared to 2009. There were a number of increases and decreases that contributed to this overall increase.

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The largest increase for the quarter and year ended December 31, 2010 was due to the $3.07 million prepayment penalty incurred as a result of prepaying $46.50 million in long term debt mentioned previously. This compares to prepayment penalties on long-term debt totaling $965 thousand and $1.55 million for the quarter and year ended December 31, 2009.

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Salaries and wages increased to $4.33 million and $16.03 million for the fourth quarter and year ended December 31, 2010, respectively, compared to $4.21 million and $14.51 million for the same periods in 2009. Merchants added staff in its corporate banking and trust areas during 2010. Additionally, Merchants’ strong results for 2010 compared to 2009 have led to a higher incentive accrual for 2010.

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Merchants’ FDIC insurance expense for 2010 was lower than 2009 as a result of the $630 thousand special assessment recorded during the second quarter of 2009.

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Additionally, Merchants booked expense recoveries and gains during 2010 related to sales of OREO properties leading to a negative year to date expense of $298 thousand compared to an expense of $142 thousand for 2009.

Merchants previously announced the declaration of a dividend of $0.28 per share, payable February 17, 2011, to shareholders of record as of February 3, 2011. Merchants also previously announced the extension, through January 2012, of its stock buyback program, originally adopted in January 2007. Under the program Merchants may repurchase 200,000 shares of its common stock on the open market from time to time, and has purchased 143,475 shares since the program's adoption in 2007. Although Merchants did not repurchase any of its shares during 2010, and does not expect to repurchase shares in the near future, Merchants wanted to preserve the flexibility of an active buyback program.

Michael R. Tuttle, Merchants’ President and Chief Executive Officer, Janet P. Spitler, Merchants’ Chief Financial Officer and Geoffrey R. Hesslink, Executive Vice President and Senior Lender will host a conference call to discuss these earnings results at 10:00 a.m. Eastern Time on Friday, January 28, 2011. Interested parties may participate in the conference call by dialing (800) 553-0327; the title of the call is Merchants Bancshares, Inc. Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until noon on Friday, February 4, 2011. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 188055.

Vermont Matters. Merchants Bank strives to fulfill its role as the state’s leading independent community bank through a wide range of initiatives. The bank supports organizations throughout Vermont in addressing essential needs, sustaining community programs, providing small business and job start capital, funding financial literacy education and delivering enrichment through local sports activities.

Merchants Bank was established in 1849 in Burlington, Vermont. Its continuing mission is to provide Vermonters with a statewide community bank that combines a strong technology platform with a genuine appreciation for local markets. Merchants Bank delivers this commitment through a branch-based system that includes: 34 community bank offices and 42 ATMs throughout Vermont; local branch presidents and personal bankers dedicated to high-quality customer service; free online banking, phone banking, and electronic bill payment services; high-value depositing programs that feature Free Checking for Life®, Cash Rewards Checking, Rewards Checking for Business, business cash management, money market accounts, health savings accounts, certificates of deposit, Flexible CD, IRAs, and overdraft assurance; feature-rich loan programs including mortgages, home equity credit, vehicle loans, personal and small business loans and lines of credit; and merchant card processing. Merchants Bank offers a strong set of commercial and government banking solutions, delivered by experienced banking officers in markets throughout the state; these teams provide customized financing for medium-to-large companies, non-profits, cities, towns, and school districts. Merchants Trust Company, a division of Merchants Bank, provides investment management, financial planning and trustee services. Please visit www.mbvt.com for access to Merchants Bank information, programs, and services. Merchants’ stock is traded on the NASDAQ Global Select Market under the symbol MBVT. Member FDIC. Equal Housing Lender.

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants’ future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Merchants’ actual results could differ materially from those projected in the forward-looking statements as a result of, among others, general, national, regional or local economic conditions which are less favorable than anticipated, including continued global recession, impacting the performance of Merchants’ investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-

interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of Merchants’ interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact Merchants’ ability to take appropriate action to protect Merchants’ financial interests in certain loan situations.

You should not place undue reliance on Merchants’ forward-looking statements, and are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in Merchants’ Annual Report on Form 10-K and other filings submitted to the Securities and Exchange Commission. Merchants does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	12/31/10	09/30/10	12/31/09	09/30/09
Balance Sheets - Period End
Total assets	$ 1,487,644	$ 1,481,908	$ 1,434,861	$ 1,405,607
Loans	910,794	906,906	918,538	929,236
Allowance for loan losses ("ALL")	10,135	10,090	10,976	11,177
Net loans	900,659	896,816	907,562	918,059
Securities available for sale	465,962	502,467	407,652	353,842
Securities held to maturity	794	865	1,159	1,306
Federal Home Loan Bank ("FHLB") stock	8,630	8,630	8,630	8,630
Interest earning cash and other short-term investments	62,273	7,239	47,714	70,282
Other assets	49,326	65,891	62,144	53,488
Deposits	1,092,196	1,072,649	1,043,319	1,030,802
Securities sold under agreement to repurchase and other short-term debt	227,657	175,133	179,718	122,421
Securities sold under agreement to repurchase, long-term	7,500	54,000	54,000	54,000
Other long-term debt	31,139	31,158	31,215	68,698
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	9,202	29,236	15,365	19,069
Shareholders' equity	99,331	99,113	90,625	89,998
Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,488,753	$ 1,436,703	$ 1,412,513	$ 1,394,070
Loans	905,048	917,682	920,846	922,704
Allowance for loan losses	10,676	10,461	11,510	10,958
Net loans	894,372	907,221	909,336	911,746
Securities available for sale and FHLB stock	482,846	424,116	371,059	367,979
Securities held to maturity	830	920	1,224	1,374
Interest earning cash and other short-term investments	48,217	29,933	63,553	53,576
Other assets	62,488	74,513	67,341	59,395
Deposits	1,080,790	1,059,591	1,037,955	1,026,527
Securities sold under agreement to repurchase and other short-term debt	205,529	160,738	148,282	115,447
Securities sold under agreement to repurchase, long-term	38,353	54,000	54,000	54,000
Other long-term debt	31,145	31,165	46,097	79,107
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	13,621	13,061	14,999	13,209
Shareholders' equity	98,696	97,529	90,561	85,161
Interest earning assets	1,436,942	1,372,651	1,356,682	1,345,633
Interest bearing liabilities	1,233,261	1,190,679	1,180,087	1,179,117
Ratios and Supplemental Information - Period End
Book value per share	$ 16.95	$ 16.93	$ 15.58	$ 15.49
Book value per share (1)	$ 16.06	$ 16.05	$ 14.76	$ 14.68
Tier I leverage ratio	7.90%	8.11%	7.64%	7.57%
Tangible capital ratio (2)	6.68%	6.69%	6.32%	6.40%
Period end common shares outstanding (1)	6,186,363	6,174,524	6,141,823	6,131,175
Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 4,104	$ 3,437	$ 14,481	$ 10,584
Nonperforming assets ("NPAs")	$ 4,295	$ 3,457	$ 15,136	$ 11,386
NPLs as a percent of total loans	0.45%	0.38%	1.58%	1.14%
NPAs as a percent of total assets	0.29%	0.23%	1.05%	0.81%
ALL as a percent of NPLs	247%	294%	76%	106%
ALL as a percent of total loans	1.11%	1.11%	1.19%	1.20%

(1)

This book value and period end common shares outstanding includes 327,100; 321,776; 326,453; and 320,371 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Twelve Months Ended December 31,
	2010	2009
Balance Sheets - Year to-Date Averages
Total assets	$ 1,438,730	$ 1,376,054
Loans	912,363	901,582
Allowance for loan losses	10,609	10,430
Net loans	901,754	891,152
Securities available for sale and FHLB stock	436,094	386,772
Securities held to maturity	964	1,443
Interest earning cash and other short-term investments	30,054	36,529
Other assets	69,864	60,158
Deposits	1,053,503	1,003,778
Securities sold under agreement to repurchase and other short-term debt	174,895	115,395
Securities sold under agreement to repurchase, long-term	50,056	54,000
Other long-term debt	31,179	83,676
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619
Other liabilities	12,898	13,880
Shareholders' equity	95,580	84,706
Interest earning assets	1,379,475	1,326,326
Interest bearing liabilities	1,200,305	1,162,402

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended December 31,		For the Twelve Months ended December 31,
	2010	2009	2010	2009
Operating Results
Interest income
Interest and fees on loans	$ 11,366	$ 11,855	$ 46,041	$ 47,646
Interest and dividends on investments	3,038	4,158	14,221	18,694
Total interest and dividend income	14,404	16,013	60,262	66,340
Interest expense
Deposits	1,276	1,854	5,614	9,605
Short-term borrowings	459	308	1,623	641
Long-term debt	850	1,147	3,870	5,978
Total interest expense	2,585	3,309	11,107	16,224
Net interest income	11,819	12,704	49,155	50,116
(Credit) provision for credit losses	(1,950)	600	(1,750)	4,100
Net interest income after provision for credit losses	13,769	12,104	50,905	46,016
Noninterest income
Trust Company income	573	469	2,163	1,724
Service charges on deposits	1,076	1,454	4,929	5,671
Gain (loss) on investment securities, net	185	1,163	2,082	1,219
Other-than-temporary impairment losses on securities	--	--	(169)	--
Equity in losses of real estate limited partnerships, net	(409)	(583)	(1,672)	(2,049)
Other noninterest income	1,116	875	4,298	3,750
Total noninterest income	2,541	3,378	11,631	10,315
Noninterest expense
Salaries and wages	4,329	4,210	16,033	14,510
Employee benefits	1,046	663	4,466	4,348
Occupancy and equipment expenses	1,743	1,616	6,635	6,405
Legal and professional fees	592	600	2,443	2,499
Marketing expenses	492	328	1,505	1,470
State franchise taxes	279	276	1,151	1,142
FDIC Insurance	350	315	1,415	1,964
Other real estate owned	1	(23)	(298)	142
Prepayment penalty	3,071	965	3,071	1,548
Other noninterest expense	1,434	1,468	6,006	6,070
Total noninterest expense	13,337	10,418	42,427	40,098
Income before provision for income taxes	2,973	5,064	20,109	16,233
Provision for income taxes	429	1,268	4,648	3,754
Net income	$ 2,544	$ 3,796	$ 15,461	$ 12,479
Ratios and Supplemental Information
Weighted average common shares outstanding	6,183,555	6,139,739	6,167,446	6,105,909
Weighted average diluted shares outstanding	6,195,432	6,139,739	6,171,530	6,107,389
Basic earnings per common share	$ 0.41	$ 0.62	$ 2.51	$ 2.04
Diluted earnings per common share	$ 0.41	$ 0.62	$ 2.51	$ 2.04
Return on average assets	0.68%	1.07%	1.07%	0.91%
Return on average shareholders' equity	10.31%	16.77%	16.18%	14.73%
Net interest rate spread	3.26%	3.61%	3.53%	3.62%
Net interest margin	3.37%	3.75%	3.65%	3.80%
Net recoveries (charge-offs) to Average Loans	0.23%	(0.09%)	0.09%	(0.19%)
Net recoveries (charge-offs)	$ 2,084	$ (824)	$ 802	$ (1,708)
Efficiency ratio (1)	66.66%	58.81%	62.16%	59.47%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:

As of December 31, 2010, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.91 million.